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Exhibit 10.3

PATRIOT BANK
EMPLOYMENT AGREEMENT

This AGREEMENT ("Agreement") made as of February 22, 2001 by and between Patriot Bank (the "Bank"), a commercial bank, with its principal administrative office at High and Hanover Street, Pottstown, Pennsylvania, Patriot Bank Corp., a corporation organized under the laws of the Commonwealth of Pennsylvania, the holding company for the Bank (the "Holding Company") and Richard A. Elko (the "Executive").

WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, the Executive is willing to serve in the employ of the Bank on a full-time basis for said period.
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NOW, THEREFORE, in consideration of a payment of $25,000 to Executive contemporaneously with the execution of this Agreement and the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

POSITION AND RESPONSIBILITIES.

During the period of Executive's employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank. The Executive shall render administrative and management services to the bank such as are customarily performed by persons in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of the Holding Company or any subsidiary of the Bank.

TERMS.

The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Bank (the "Board") or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 8 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and its direct or indirect subsidiaries ("Subsidiaries") and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank or its Subsidiaries, or materially affect the performance of Executive's duties pursuant to this Agreement.

Notwithstanding anything herein contained to the contrary: (i) Executive's employment with the Bank may be terminated by the Bank or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement;
(ii) nothing in this Agreement shall mandate or prohibit a continuation of Employee's employment following the expiration of the term of the Agreement upon such terms as the Board and the Executive may mutually agree.

Upon the termination of Executive's employment with the Bank, the daily extensions provided pursuant to Section 2(a), shall cease (if such extension have not previously ceased), and, if such termination is under circumstances described in Section 4(a), the term "remaining term of the Agreement" in Section 4(b) shall mean the period of time commencing from the date of such termination and ending the last day of the employment period computed with reference to all extensions prior to such termination.

COMPENSATION AND REIMBURSEMENT.

The Executive shall be entitled to a salary from the Bank or its Subsidiaries of $225,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Bank and its Subsidiaries. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board. The Committee or the Board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive, at no premium cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Bank and its Subsidiaries.

The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank and its Subsidiaries will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder, except to the extent that such changes are made applicable to all Bank employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank and its Subsidiaries in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank and its Subsidiaries in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.
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In addition to the Base Salary provided for by Paragraph (a) of this Section 3 and other compensation provided for by Paragraph (b) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. The Executive shall be provided, at his option, with an automobile expense allowance or the use of a recent model automobile which will be owned or leased by the Holding Company or the Bank, as may be mutually agreed upon by the Executive and the Holding Company or the Bank. All reasonable expenses associated therewith shall be borne by the Holding Company or the Bank.

PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Section 7.

Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof, or Termination for Cause, as defined in Section 7 hereof; (ii) Executive's resignation from the Bank's employ, upon, any (A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer, unless consented to by the Executive, (B) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities with the Bank or its Subsidiaries, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (C) a relocation of Executive's principal place of employment by more than 20 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) a liquidation or dissolution of the Bank, or (F) breach of this Agreement by the Bank; or (iii) the failure or refusal of the Bank and/or the Holding Company to extend this Agreement pursuant to Section 2 (a) above. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within six (6) full calendar months after the event giving rise to said right to elect.

Upon the Event of Termination, Executive shall be entitled to the benefits provided in Section 5(c) and (d) below, and such benefits shall not be reduced in the event that Executive obtains other employment following termination of his employment hereunder.

Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the bank or its Subsidiaries for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

CHANGE IN CONTROL.

No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or the Holding Company. For purposes of this Agreement, a "Change in Control" of the Holding Company or the Bank shall mean an event of a nature that; (i) would be required to be reported in response to
Item 1 (a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. Section 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System ("FRB") at 12 C.F.R. Section 225.41(b) with respect to the Holding Company, as in effect on the date hereof, or; (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. Section 225.11, as in effect on the date hereof, or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company or its Subsidiaries; or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board: or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods; or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the
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outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company.

If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and, (d), of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to (i) Executive's dismissal, or (ii) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 20 miles from its location immediately prior to the change in control, unless such termination is because of his death, disability, Retirement or Termination for Cause.

Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement; or (ii) three (3) times Executive's average annual compensation for the five (5) preceding full calendar years that Executive was employed by the Company or such lesser number of full calendar years in the event that Executive shall have been employed by the Company as President and Chief Executive Officer for less than five (5) full calendar years. Such annual compensation shall include Base Salary, commissions, bonuses, contributions on behalf of Executive to any pension and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination following a Change in Control, such payment shall be made in a lump sum or paid in equal monthly installments during the thirty-six (36) months, following Executive's Date of Termination. In the event that no election is made, payment to the Executive will be made on a monthly basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Bank for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination.

CHANGE OF CONTROL RELATED PROVISIONS.

In each calendar year that Executive is entitled to receive payments or benefits under the provisions of the Employment Agreement with the Bank and this Employment Agreement, the Holding Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code")) exists. Such determination shall be made after taking any reductions permitted pursuant to
Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment." As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Holding Company shall pay Executive, subject to applicable withholding requirements under applicable city, state or federal law an amount equal to:

twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code; and

such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of city, state and federal income and excise taxes on the payment provided under clause (1) and on any payments under this Clause (2). In computing such tax allowance, the payment to be made under Clause (1) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                   Tax Rate
                           GUP = -------------
                                  1 - Tax Rate

The "Tax Rate" for purposes of computing the GUP shall be the sum of the highest marginal federal, state and city income and employment related tax rates, including any applicable excise tax rates, applicable to the Executive in the year in which the payment under Clause (1) is made.

Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Holding Company's independent accountants shall determine the amount (the "Adjustment Amount") the Holding Company must pay to the Executive in order to put the Executive in the same position as the Executive would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Holding Company shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Executive. In no event however, shall Executive make any payment under this Paragraph to the Holding Company.

TERMINATION FOR CAUSE.
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The term "Termination for Cause" shall mean termination because of a material loss to the Bank or one of its affiliates caused by Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be excercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

NOTICE.

Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

"Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty
(30) days from the date such Notice of Termination is given) provided, however, that if a dispute exists regarding the Executive's termination, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

POST-TERMINATION OBLIGATIONS.

All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

NONCOMPETITION; NONDISCLOSURE.

Upon resignation of Executive (other than Executive's voluntary resignation as defined in Section 5 (b)(2)) or any Event of Termination pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Bank for a period of one (1) year following such resignation or Event of Termination in any county in which the Executive's normal business office is located and the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such resignation or Event of Termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection 10(a), agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of
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injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and its Subsidiaries as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and its Subsidiaries. Executive will not, during or after the term of his employment disclose any knowledge of the past, present, planned or considered business activities of the Bank and its Subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law.

Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or its Subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement effective February 22, 2001, between Executive and the Holding Company, such compensation payments and benefits paid by the Holding Company will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Holding Company and the Bank on a quarterly basis.

EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

MODIFICATION AND WAIVER.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

LIMITATION ON PAYMENTS.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C.Section 1828(k) and 12 C.F.R. Pt. 359.

SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, unless otherwise specified herein.

ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

PAYMENT OF COSTS AND LEGAL FEES.

In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in Executive's favor, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of (i) all reasonable legal fees paid or incurred by Executive in resolving such dispute or controversy, and (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, PATRIOT BANK has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the 22nd day of February, 2001.
PATRIOT BANK

                                       PATRIOT BANK


                                       By: /s/ James B. Elliott
                                          --------------------------------------
                                            James B. Elliott


                                       Attest:  /s/ Diane M. Davidheiser
                                              ----------------------------------
                                                Secretary

WITNESS:

/s/ Diane M. Davidheiser               By: /s/ Richard A. Elko
---------------------------------         --------------------------------------
                                              Richard A. Elko